Exhibit 99.1

      PERRIGO COMPANY REPORTS SECOND QUARTER FISCAL 2006 FINANCIAL RESULTS

    ALLEGAN, Mich., Feb. 2 /PRNewswire-FirstCall/ -- The Perrigo Company (Nasdaq: PRGO; TASE) today announced results for the second quarter of fiscal year 2006 ended Dec. 24, 2005.

    The acquisition of Agis Industries was completed on March 17, 2005. Agis was first included in the consolidated balance sheet as of March 26, 2005 and operating results were first included in the quarter ended June 25, 2005.

                                 Perrigo Company
                    (in thousands, except per share amounts)

                                 Second Quarter              Six Months
                            -----------------------   -----------------------
                               2006         2005         2006         2005
                            ----------   ----------   ----------   ----------
Sales                       $  359,697   $  251,748   $  679,431   $  479,467
Net Income                  $   25,366   $   15,838   $   38,277   $   33,416
Diluted EPS                 $     0.27   $     0.22   $     0.41   $     0.46
Diluted Shares                  93,963       73,285       94,167       73,166

    Second Quarter Results

    Net sales for the second quarter of fiscal 2006 were $359.7 million, an increase of 43 percent from $251.7 million last year, reflecting the addition of Agis' product sales. Net income was $25.4 million, or $0.27 per share, including a gain of $2.9 million after-tax, or $0.03 per share, on the sale of the Company's non-controlling interest in a Canadian distribution company. Last year, net income was $15.8 million, or $0.22 per share, which included a charge for a product recall of $5.3 million after-tax, or $0.07 per share.

    Commenting on the second quarter, David T. Gibbons, Perrigo Chairman, President and Chief Executive Officer, said, "We are pleased with the performance of the Rx Pharmaceutical and API businesses which delivered strong results this quarter. Our results in Consumer Healthcare reflect the transition occurring in pseudoephedrine-based cough/cold products. The elimination of certain pseudoephedrine products and the shift to behind the counter by many retailers has resulted in lower cough/cold product sales, operational complexity and continued pressure on our Consumer Healthcare segment profits as we push to reformulate these products and introduce a record number of new products at the same time.

    "Perrigo's financial position remains secure, with strong cash flow from operations of $55 million which has allowed us to repurchase approximately 1.2 million shares for $16 million so far this year."

    Six Months Results

    Net sales for the six months ended Dec. 24, 2005 were $679.4 million, an increase of $200 million, or 42 percent, compared with $479.5 million last year, reflecting the addition of Agis' product sales. Net income for the six months was $38.3 million, or $0.41 per share, compared with $33.4 million, or $0.46 per share, a year ago, which included a charge for a product recall of $5.3 million, or $0.07 per share.

    Excluding an acquisition-related write-off of the step-up in the value of inventory acquired in the first quarter ($3.7 million after-tax, or $0.04 per share) and a gain on the sale of the non-controlling interest in a Canadian distribution company ($2.9 million after-tax, or $0.03 per share) in the second quarter, net income for the six months was $39.1 million, or $0.41 per share. A reconciliation of non-GAAP measures is shown in Table II at the end of this press release.

    Consumer Healthcare

    Consumer Healthcare segment sales in the quarter were $272.2 million compared with $251.6 million in the second quarter last year. These results included topical OTC product sales of $14 million related to the Agis acquisition and $17 million in new product sales, offset by a decline of $20 million of pseudoephedrine-based cough and cold products. Operating income was $32.1 million, compared with $26.5 million a year-ago.

    For the first six months of fiscal 2006, Consumer Healthcare sales were $500.9 million compared with $479.3 million in the first six months last year. These results included topical OTC product sales of $32 million related to the Agis acquisition and $26 million in new product sales, offset by a decline of $43 million on pseudoephedrine-based cough and cold products. Operating income was $45.2 million, compared with $54.4 million a year ago, reflecting the incremental sales of lower-margin topical OTC products acquired in the Agis acquisition, the sales decline of higher-margin pseudoephedrine-based products and higher inventory obsolescence expenses.

    Rx Pharmaceuticals

    The Rx Pharmaceuticals segment reported sales of $28.6 million and operating income of $5.3 million. In the prior year, the Rx Pharmaceutical segment reported an operating loss of $2.4 million, reflecting the Company's investment in the start-up of the generics business. For the six months, sales were $57.7 million and operating income was $9.1 million, including a pre-tax charge of $2.8 million for a product recall in the first quarter, compared with an operating loss of $3.6 million in the same period last year.

    API

    Second quarter sales for the API segment were $26.9 million and operating income was $6.5 million. For the six months, sales were $53.7 million and operating income was $13.1 million. Excluding the first quarter write-off of the step-up in the value of inventory acquired of $1.7 million, the API segment had operating income of $14.9 million for the six months.

    Other

    The Other category, consisting of Israel Consumer Products and Israel Pharmaceutical and Diagnostic Products segments, reported sales of $32.0 million and operating income of $0.4 million. Sales for the first six months of fiscal 2006 were $67.2 million with an operating loss of $0.3 million. Excluding the first quarter write-off of the step-up in the value of the inventory acquired of $2.7 million, the Other category had an operating income of $2.4 million.

    In the second quarter, unallocated expense was $5 million, including corporate costs of $3.6 million and integration costs of $1.4 million. For the first six months, unallocated expense was $7.1 million, consisting of corporate costs of $5.1 million and integration costs of $2.0 million.

    New Developments

    The Company announced today that it has received approval from the U.S. Food and Drug Administration (FDA) to market over-the-counter (OTC) nicotine polacrilex lozenges. With the approval, the Company has been granted 180 days of generic market exclusivity, beginning with the first shipments which are expected within 30 days. The FDA determined the product is bioequivalent to GlaxoSmithKline's Commit(R) lozenge, which is indicated as an aid to smoking cessation. Sales for the brand name product at retail were approximately $100 million in calendar 2005.

    The Company has entered into a five-year supply, purchase and license agreement with another pharmaceutical company pursuant to which the Company will produce API for the other company and sell certain intellectual property assets. The Company has also entered into a collaboration agreement with that company pursuant to which the two companies will collaborate on the development and manufacture of two drug products. Revenues from sales under the supply, purchase and license agreement and fees from the collaboration agreement will contribute to the revenues and operating income of the Company's API and Rx Pharmaceutical businesses, respectively, in the second half of 2006 and beyond.

    Outlook

    Mr. Gibbons stated that, "Despite all of the ups and downs within our business segments, the outlook remains the same and we continue to anticipate full year operating earnings results of $0.74 - $0.78 per share. The prior guidance for reported earnings was $0.70 - $0.74 per share, which included the acquisition-related inventory step-up expense of $0.04 per share. Because of the gain on the Canadian distribution company sale, the reported earnings guidance increases to $0.74 - $0.78 per share.

    "The Rx Pharmaceutical, API and Other business has exceeded expectations in the first half of the year. This business will also be strong in the second half with the completion of the supply agreement and the collaboration agreement with another pharmaceutical company, which will continue to contribute strongly through next year as well. R&D spending will increase significantly in the second half as we invest in our new product pipeline to ensure our future. The anticipated strong results from the Rx Pharmaceutical and API segments, although not quite as strong as in the first half, including the benefit of the noted agreements, will help offset projected weakness in the Consumer Healthcare segment in the second half.

    "Our review of Consumer Healthcare operations and projections of current business trends indicate weaker sales and margins than originally planned, primarily related to launch delays and lower sales of new products. In addition, we expect a continuing negative impact from pseudoephedrine as we convert a large number of formulations to non-pseudoephedrine ingredients. This conversion has proven to be more complex and difficult than anticipated. It is clear that we will not overcome the negative impact of the new product and pseudoephedrine issues to the extent anticipated.

    "While pseudoephedrine continues to be a difficult situation, Perrigo has been confronted with difficult outside influences in the past, and although larger and more complex, this one has some similarity to the PPA product withdrawal of November 2000. We worked our way through that situation and we will work through this one as well, targeting a rebound in our Consumer Healthcare business for next year," concluded Mr. Gibbons.

    Perrigo will host a conference call to discuss fiscal 2006 second quarter results at 10 a.m. (ET) Thursday, Feb. 2. The call and replay will be available via webcast on the Company's Web site at http://www.perrigo.com/investor/, or by phone, at 800-473-6123, International, 973-339-3086. A taped replay of the call will be available beginning at approximately 2:30 p.m. (ET) Thursday, Feb. 2 until midnight Wednesday, Feb. 8. To listen to the replay, call 877-519-4471, International 973-341-3080, access code 6951125.

    The Perrigo Company is a leading global healthcare supplier and the world's largest manufacturer of over-the-counter (OTC) pharmaceutical and nutritional products for the store brand market. Store brand products are sold by food, drug, mass merchandise, dollar store and club store retailers under their own labels. The Company also develops, manufactures and markets prescription generic drugs, active pharmaceutical ingredients and consumer products, and operates manufacturing facilities in the United States, Israel, United Kingdom, Mexico and Germany. Visit Perrigo on the Internet (http://www.perrigo.com ).

    Note: Certain statements in this press release are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created thereby. These statements relate to future events or the Company's future financial performance and involve known and unknown risks, uncertainties and other factors that may cause the actual results, levels of activity, performance or achievements of the Company or its industry to be materially different from those expressed or implied by any forward-looking statements. In some cases, forward-looking statements can be identified by terminology such as "may," "will," "could," "would," "should," "expect," "plan," "anticipate," "intend," "believe," "estimate," "predict," "potential" or other comparable terminology. Please see the "Cautionary Note Regarding Forward-Looking Statements" on pages 33 - 41 of the Company's Form 10-K for the year ended June 25, 2005, as well as the Company's subsequent filings with the Securities and Exchange Commission, for a discussion of certain important factors that relate to forward-looking statements contained in this press release. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Unless otherwise required by applicable securities laws, the Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

                                 PERRIGO COMPANY
                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                    (in thousands, except per share amounts)
                                   (unaudited)

                                      Second Quarter               Year-to-Date
                                 ------------------------    -----------------------
                                    2006          2005          2006         2005
                                 ----------    ----------    ----------   ----------
Net sales                        $  359,697    $  251,748    $  679,431   $  479,467
Cost of sales                       254,127       184,692       486,945      347,698
Gross profit                        105,570        67,056       192,486      131,769

Operating expenses
   Distribution                       6,953         3,905        14,103        8,098
   Research and development          12,226         9,286        24,875       15,640
   Selling and administration        47,082        29,716        93,470       57,256
     Total                           66,261        42,907       132,448       80,994

Operating income                     39,309        24,149        60,038       50,775
Interest and other, net                (675)         (604)        2,105       (1,444)

Income before income taxes           39,984        24,753        57,933       52,219
Income tax expense                   14,618         8,915        19,656       18,803

Net income                       $   25,366    $   15,838    $   38,277   $   33,416

Earnings per share
   Basic                         $     0.27    $     0.22    $     0.41   $     0.47
   Diluted                       $     0.27    $     0.22    $     0.41   $     0.46

Weighted average shares
 outstanding
   Basic                             92,833        71,206        93,063       71,111
   Diluted                           93,963        73,285        94,167       73,166

Dividends declared per share     $   0.0425    $    0.040    $   0.0825   $    0.075

                                 PERRIGO COMPANY
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (in thousands)

                                           December 24,      June 25,      December 25,
                                               2005            2005            2004
                                           ------------    ------------    ------------
                                            (unaudited)                     (unaudited)
Assets
Current assets
   Cash and cash equivalents               $     15,840    $     16,707    $      8,437
   Investment securities                         10,717          17,761         170,798
   Accounts receivable                          235,672         210,308         110,931
   Inventories                                  262,855         272,980         166,615
   Current deferred income taxes                 52,140          55,987          32,242
   Prepaid expenses and other current
    assets                                       21,841          35,064          10,271
          Total current assets                  599,065         608,807         499,294

Property and equipment                          594,802         586,306         468,718
   Less accumulated depreciation                282,196         262,505         248,140
                                                312,606         323,801         220,578

Restricted cash                                 400,000         400,000               -
Goodwill                                        150,067         150,293          35,919
Other intangible assets                         141,079         147,967           8,467
Non-current deferred income taxes                36,130          26,964           7,899
Other non-current assets                         45,129          47,144          14,259
                                           $  1,684,076    $  1,704,976    $    786,416

Liabilities and Shareholders' Equity
Current liabilities
   Accounts payable                        $    149,541    $    142,789    $     83,299
   Notes payable                                 20,975          25,345           9,758
   Payroll and related taxes                     42,021          42,326          23,749
   Accrued customer programs                     50,775          41,666          15,365
   Accrued liabilities                           55,898          57,532          32,329
   Accrued income taxes                          11,539          21,225           6,705
   Current deferred income taxes                 13,727           9,659           3,079
          Total current liabilities             344,476         340,542         174,284

Non-current liabilities
   Long-term debt                               634,956         656,128               -
   Non-current deferred income taxes             64,182          74,379          29,631
   Other non-current liabilities                 34,807          43,090           7,499
          Total non-current
           liabilities                          733,945         773,597          37,130

Shareholders' equity
   Preferred stock, without par
    value, 10,000 shares authorized                   -               -               -
   Common stock, without par value,
    200,000 shares authorized                   518,459         527,748         112,703
   Accumulated other comprehensive
    income (loss)                                (8,645)         (1,687)          4,523
   Retained earnings                             95,841          64,776         457,776
          Total shareholders' equity            605,655         590,837         575,002
                                           $  1,684,076    $  1,704,976    $    786,416

Supplemental Disclosures of Balance
 Sheet Information
   Allowance for doubtful accounts         $     11,088    $     10,370    $      7,934
   Allowance for inventory                 $     44,201    $     38,095    $     23,846
   Working capital                         $    254,589    $    268,265    $    325,010
   Preferred stock, shares issued                     -               -               -
   Common stock, shares issued                   93,104          93,903          71,555

                                 PERRIGO COMPANY
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)
                                   (unaudited)

                                                          Year-To-Date
                                                ----------------------------
                                                    2006            2005
                                                ------------    ------------
Cash Flows (For) From Operating
 Activities
   Net income                                   $     38,277    $     33,416
   Adjustments to derive cash
    flows
      Depreciation and
       amortization                                   26,753          15,514
      Share-based compensation                         4,741           2,827
      Deferred income taxes                           (7,506)         (2,967)
   Sub-total                                          62,265          48,790

   Changes in operating assets and
    liabilities
      Accounts receivable                            (23,845)        (24,354)
      Inventories                                     11,956           8,139
      Accounts payable                                 5,480          (5,237)
      Payroll and related taxes                         (580)        (17,621)
      Accrued customer programs                        9,109           2,153
      Accrued liabilities                             (3,133)          1,944
      Accrued income taxes                           (12,811)          6,702
      Other                                            6,797             938
   Sub-total                                          (7,027)        (27,336)
         Net cash from operating
          activities                                  55,238          21,454

Cash Flows (For) From Investing
 Activities
   Purchase of securities                            (27,887)        (76,815)
   Proceeds from sales of
    securities                                        34,586          69,890
   Additions to property and
    equipment                                        (12,112)         (7,564)
   Acquisition of assets                                   -          (5,562)
   Other                                                   -          (2,478)
         Net cash for investing
          activities                                  (5,413)        (22,529)

Cash (For) From Financing
 Activities
   Borrowings (repayments) of
    short-term debt, net                              (4,471)            395
   Borrowings of long-term debt                       15,000               -
   Repayments of long-term debt                      (35,000)              -
   Tax effect of stock
    transactions                                        (635)            821
   Issuance of common stock                            3,006           5,161
   Repurchase of common stock                        (16,401)           (122)
   Cash dividends                                     (7,702)         (5,334)
         Net cash (for) from
          financing activities                       (46,203)            921

        Net increase (decrease) in
         cash and cash equivalents                     3,622            (154)
Cash and cash equivalents, at
 beginning of period                                  16,707           8,392
Effect of exchange rate changes on
 cash                                                 (4,489)            199
Cash and cash equivalents, at end
 of period                                      $     15,840    $      8,437

Supplemental Disclosures of Cash
 Flow Information
   Cash paid/received during the period for:
      Interest paid                             $     17,680    $        220
      Interest received                         $     10,614    $          -
      Income taxes paid                         $     32,361    $     11,941
      Income taxes refunded                     $      5,164    $      4,066

                                     Table I
                                 PERRIGO COMPANY
                               SEGMENT INFORMATION
                                 (in thousands)
                                   (unaudited)

                                                       Second Quarter                   Year-To-Date
                                                -----------------------------   -----------------------------
                                                    2006            2005            2006            2005
                                                -------------   -------------   -------------   -------------
Segment Sales
Consumer Healthcare                             $     272,220   $     251,584   $     500,853   $     479,303
Rx Pharmaceuticals                                     28,645             164          57,739             164
API                                                    26,863               -          53,654               -
Other                                                  31,969               -          67,185               -
       Total                                    $     359,697   $     251,748   $     679,431   $     479,467

Segment Operating Income (Loss)
Consumer Healthcare                             $      32,050   $      26,499   $      45,172   $      54,424
Rx Pharmaceuticals                                      5,300          (2,350)          9,136          (3,649)
API                                                     6,545               -          13,131               -
Other                                                     379               -            (280)              -
Unallocated expenses                                   (4,965)              -          (7,121)              -
       Total                                    $      39,309   $      24,149   $      60,038   $      50,775

                                    Table II
                                 PERRIGO COMPANY
                       RECONCILIATION OF NON-GAAP MEASURES
                    (in thousands, except per share amounts)
                                   (unaudited)

                                                       Second Quarter                   Year-To-Date
                                                -----------------------------   -----------------------------
                                                    2006            2005            2006            2005
                                                -------------   -------------   -------------   -------------
Net sales                                       $     359,697   $     251,748   $     679,431   $     479,467

Reported gross profit                           $     105,570   $      67,056   $     192,486   $     131,769
Inventory step-up                                           -               -           4,762               -
Adjusted gross profit                           $     105,570   $      67,056   $     197,248   $     131,769
Adjusted gross profit %                                  29.4%           26.6%           29.0%           27.5%

Reported operating income                       $      39,309   $      24,149   $      60,038   $      50,775
Inventory step-up                                           -               -           4,762               -
Adjusted operating income                       $      39,309   $      24,149   $      64,800   $      50,775

Reported net income                             $      25,366   $      15,838   $      38,277   $      33,416
   Inventory step-up (1)                                    -               -           3,714               -
Gain on sale of equity
 investment (2)                                        (2,939)              -          (2,939)              -
Adjusted net income                             $      22,427   $      15,838   $      39,052   $      33,416

Diluted earnings per share
Reported                                        $        0.27   $        0.22   $        0.41   $        0.46
Adjusted                                        $        0.24   $        0.22   $        0.41   $        0.46

Diluted weighted average shares
 outstanding                                           93,963          73,285          94,167          73,166

(1) Net of taxes at 22%.
(2) Net of taxes at 37%.

                               REPORTABLE SEGMENTS
                       RECONCILIATION OF NON-GAAP MEASURES
                    (in thousands, except per share amounts)
                                   (unaudited)

                                                       Second Quarter                   Year-To-Date
                                                -----------------------------   -----------------------------
                                                    2006            2005            2006            2005
                                                -------------   -------------   -------------   -------------
Consumer Healthcare
Net sales                                       $     272,220   $     251,584   $     500,853   $     479,303

Reported gross profit                           $      70,580   $      67,138   $     123,371   $     131,851
Inventory step-up                                           -               -             318               -
Adjusted gross profit                           $      70,580   $      67,138   $     123,689   $     131,851
Adjusted gross profit %                                  25.9%           26.7%           24.7%           27.5%

Reported operating income                       $      32,050   $      26,499   $      45,172   $      54,424
Inventory step-up                                           -               -             318               -
Adjusted operating income                       $      32,050   $      26,499   $      45,490   $      54,424

API
Net sales                                       $      26,863   $           -   $      53,654   $           -

Reported gross profit                           $      12,797   $           -   $      24,801   $           -
Inventory step-up                                           -               -           1,747               -
Adjusted gross profit                           $      12,797   $           -   $      26,548   $           -
Adjusted gross profit %                                  47.6%            0.0%           49.5%            0.0%

Reported operating income                       $       6,545   $           -   $      13,131   $           -
Inventory step-up                                           -               -           1,747               -
Adjusted operating income                       $       6,545   $           -   $      14,878   $           -

Other
Net sales                                       $      31,969   $           -   $      67,185   $           -

Reported gross profit                           $      10,601   $           -   $      21,097   $           -
Inventory step-up                                           -               -           2,697               -
Adjusted gross profit                           $      10,601   $           -   $      23,794   $           -
Adjusted gross profit %                                  33.2%            0.0%           35.4%            0.0%

Reported operating income (loss)                $         379   $           -   $        (280)  $           -
Inventory step-up                                           -               -           2,697               -
Adjusted operating income                       $         379   $           -   $       2,417   $           -

SOURCE  Perrigo Company
    -0-                             02/02/2006
    /CONTACT: Ernest J. Schenk, Manager, Investor Relations and Communication of Perrigo Company, +1-269-673-9212, E-mail: eschenk@perrigo.com /
    /First Call Analyst: /
    /FCMN Contact: phooker@perrigo.com /
    /Web site:  http://www.perrigo.com /
    (PRGO)